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                                                                   Exhibit 10(x)

                                    Agreement

                                     between

Chrysalis Holding (Europe) AG, Gewerbestrasse 5, 6330 Cham

                                                       (hereinafter "Chrysalis")

                                       and

Dr. J. Christian Jensen, Bohlstrasse 9A, 6300 Zug

                                                    (hereinafter the "Employee")

                                    regarding

                            Termination of Employment

1. The parties agree to terminate the employment agreement entered into on December 19, 1996 (the "Employment Agreement") effective as of December 31, 1998 ("Effective Date").

2. As from the date hereof until the Effective Date, the Employee is, in principle, released from performing any work for Chrysalis. However, the Employee undertakes to (i) finalize the negotiations concerning the BML Joint Venture and (ii) perform those tasks which are necessary to transfer the BML Joint Venture Project to Gosse Bruinsma and other employees of Chrysalis before the Effective Date. The Employee will, if required, assist Gosse Bruinsma and other employees of Chrysalis in taking over the BML Joint Venture Project. All expenses incurred in relation to this Project require the prior approval of Mr. Paul Schmitt or his designee.

3. The Employee agrees that, due to the long time period between the date hereof and the Effective Date, all vacation entitlements and overtime, if any, he might be entitled to will be compensated.

4. Chrysalis continues to pay the Employee's salary until the Effective Date on the same terms and with the same deductions as in the past with the following exceptions:

      a) The Employee declares that he ceased to make any payments to his individual pension plan with the Institute as mentioned in art. 3(c) of the Employment Agreement. Therefore, he takes note and agrees that Chrysalis ceased to make any payments to the individual pension plan of the Institute as defined in art. 3(c) (Benefits) of the Employment Agreement. Not effected by this provision shall be the pension payments under the mandatory Swiss pension fund scheme which Chrysalis will continue to make until the Effective Date.

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      b)    Chrysalis agrees to pay CHF 11,000--for the fall semester (September to December 1998) directly to the International School of Zug as the final payment under art. 3(b) of the Employment Agreement.

5. Between the date hereof and the Effective Date the Employee is free to accept a new position with another employer. In such a case, however, Chrysalis will cease to make any further payments under art. 4 above.

6. Chrysalis undertakes to file with the competent authorities of the Canton of Zug an application for the extension of the Employee's residence permit.

7.    Intentionally omitted.

8. Chrysalis herewith informs the Employee that according to art. 10 of the Federal Act on Health Insurance of March 18, 1994,
      ("Krankenversicherungsgesetz", "KVG"), the Employee is obliged to notify his insurer about the fact that the employment relationship will end on the Effective Date.

9. The Employee declares that on the Effective Date he will hand over to Chrysalis all pieces of property belonging to Chrysalis and all documents and copies thereof of a confidential nature belonging to Chrysalis to which he had access during his employment. The Employee furthermore declares that on the Effective Date the Employee will destroy on his own data processing equipment all electronically stored confidential data belonging to Chrysalis.

10. The Employee undertakes to keep strictly confidential and neither use for his own purposes nor to make known to any third person any knowledge regarding Chrysalis, especially on matters of business policies, customers, business relationships and other business secrets.

11. With the fulfillment of the obligations assumed by the parties under this agreement the parties declare not to have any claims against each other emanating from their employment relationship.

12. Chrysalis herewith releases the Employee from the obligation to refrain from any Competitive Activity as defined in art. 6 of the Employment Agreement. However, the Employee declares to observe the no solicitation or hiring undertaking provided for in art. 7 of the Employment Agreement for a period of one year after the Effective Date.

13. Terms in this Agreement shall have the same meaning as defined in the Employment Agreement.

14. The present agreement shall be governed by Swiss law, in particular art. 391 et seqq. of the Swiss Code of Obligations.

15. This Agreement embodies the entire agreement between the parties hereto and supersedes all previous agreements regarding the termination of the employment relationship.


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Cham, August 25, 1998
                                          Chrysalis Holding (Europe) AG

/s/ J. Christian Jensen
-------------------------------------     ----------------------------------
Dr. J. Christian Jensen

In agreement with the terms of this Agreement:

                                          Chrysalis International Corporation


                                          /s/ Paul J. Schmitt
                                          ----------------------------------


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                                     RELEASE

            In return for and in consideration of the special payments to be made and the benefits to be received by me pursuant to the attached letter dated August 25, 1998 (the "Termination Agreement"), which I, J. Christian Jensen, acknowledge are in addition to payments and benefits which I would be entitled to receive absent this release (the "Release"), I, for myself and my dependents, successors, assigns, heirs, executors and administrators (and my and their legal representatives of every kind), hereby release and forever discharge Chrysalis International Corporation (the "Company"), its predecessors, its affiliated and subsidiary companies, and the officers, directors, stockholders, members, employees, agents, representatives, counsel, heirs, successors and assigns thereof, including without limitation, any and all management and supervisory personnel thereof (collectively referred to herein as the "Released Parties") from any and all actions and causes of action, claims and demands, suits, damages, costs, attorney's fees, expenses, debts, dues, accounts, bonds, covenants, contracts, agreements and compensation whatsoever, whether in law or equity, whether they are now known or unknown, whether they are accrued or unaccrued, based upon facts which occurred through the date of this Release ("claims"), except that my Release under this paragraph shall not apply to the obligations of the Company pursuant to the Termination Agreement. The Release includes, but is not limited to, any claims under state or federal employment, employee benefits, antidiscrimination or other laws, including, without limitation, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the New Jersey Law Against Discrimination, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, and the Employee Retirement Income Security Act of 1974, as amended, and any and all claims arising out of or relating to my employment by or service with the Company and the affiliates of the Company or termination of my employment with the Company and any and all claims of wrongful or unjust discharge or breach of contract or promise, express or implied, and any and all claims arising out of or relating to my status or capacity as a shareholder of the Company or as a member of the Board of Directors (the "Board") of the Company, or any other status or capacity. In connection with the Release, I further acknowledge, admit and affirm the following:

            1. I fully understand the contents of this Release and I agree that the language of the Release is not confusing to me.

            2. I understand that among the causes of action or claims forever waived and released by me under this Release are any and all claims arising under the Age Discrimination in Employment Act of 1967.

            3. I understand that this Release does not waive rights or claims arising under the Age Discrimination in Employment Act of 1967 that may arise after the date I sign this Release.

            4. I am hereby advised in writing that with regard to my waiver of rights under this Release, including under the Age Discrimination in Employment Act of 1967, I have the


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      right to consult with and be advised by a lawyer of my choice at my own expense prior to signing this Release.

            5. I understand that I have 21 days to consider this Release, and to consult with a lawyer regarding its terms and the rights and claims I have waived by signing it, before I sign this Release. This 21-day consideration period expires on 15 September 1998.

            6. I understand that if I sign this Release, I will have an unqualified right to change my mind and revoke the Release within seven days after executing this Release. I also understand that if I do not exercise my revocation right within seven days, this Release becomes final and forever binding on the eighth day following my signing of this Release. I further understand that if I revoke this Release, this Release shall be null and void and the Company shall not have any obligation to make payments or provide benefits to me as set forth in the Letter. Revocation shall be made by delivering a written notice of revocation to the Chairman of the Board. For such revocation to be effective, written notice must be actually received by the Chairman of the Board no later than the close of business on the 7th day after I execute this Release.

            7. I agree that I will never file a lawsuit or other complaint asserting any claim that is released hereunder concerning my Employment Agreement.

            8. I understand and acknowledge that the Release does not constitute an admission of liability by me or any of the Released Parties.

            9. I understand and acknowledge that the Release has been fully explained to me to my complete satisfaction. I understand the separation benefits and terms agreed upon and further acknowledge that no other promises or inducements have been made to me by the Released Parties.

            10. I have carefully read this Release, and I have been given ample opportunity to consult with my own counsel and I have signed the Release intending to be legally bound by its terms and conditions.

            11. I will, as soon as practicable after the execution of this Release, return to the Company all of the Company's Confidential Information (as defined below) which is in my possession or which I have previously obtained from the Company and which is not currently in my possession, and I agree that I will not otherwise use the Confidential Information. As used herein, the term "Confidential Information" shall mean all of the Company's records, documents or other property, including technical data or software used in any way by, or relating to any products sold by, the Company or any affiliate of the Company.

            12. I agree that all provisions, terms and conditions of this Release are and shall remain confidential and shall not be disclosed to any person not a party hereto under any circumstances, except as required by law.

            13. I agree that if I breach or threaten to breach any provision contained in this Release, the Company shall be entitled (i) to cease making payments or providing other benefits under the Termination Agreement, (ii) to receive an amount equal to the amount of


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      all payments and other benefits which the Company has provided to me under such attached Termination Agreement and (iii) to any other legal or equitable remedies which the Company may have, including the right to an injunction.

            14. I represent that I have not filed any complaints or charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or any court, and that I shall not do so at any time hereafter except for any such lawsuit to enforce my rights under the terms of the Termination Agreement.

            In witness whereof, I knowingly and freely have signed this Release this 25th day of August, 1998.

                                          Chrysalis Holding (Europe) AG


                                          --------------------------------------

Cham, August 25, 1998
                                          Chrysalis International Corporation


/s/ J. Christian Jensen                   /s/ Paul J. Schmitt
-----------------------------------       --------------------------------------
Dr. J. Christian Jensen                   August 27, 1998


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